EXHIBIT 99.1
                                                                    ------------


Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
          President
          (219) 836-5870

April 29, 2004

      AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the first quarter ended March 31, 2004 totaled $.26 per diluted share, compared to $.33 per diluted share reported for the quarter ended March 31, 2003. The decreased earnings per share compared to last year resulted primarily from a decline in fee income from deposit, loan and purchased accounts receivable related services and higher non-interest expense. Net income for the current quarter totaled $265,000 compared to $328,000 reported in the year earlier period. Return on average equity and return on average assets were 8.29% and .72%, respectively, in the current quarter compared to 11.06% and .87% in last year's comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended March 31, 2004. The dividend will be payable on May 23, 2004 to the shareholders of record on May 9, 2004.

RESULTS FOR THE QUARTER ENDED MARCH 31, 2004

Net interest income for the current quarter totaled $1.12 million compared to $1.07 million for last year's first quarter, an increase of 4.1%. The net interest margin was 3.39% in the current quarter, nine basis points higher than the 3.30% reported for the quarter ended December 31, 2003, and higher than last year's first quarter net interest margin of 3.19%. The improvement in the margin during the past three months was principally due to a drop in average funding costs resulting from the continued low interest rate environment.

The average yield on interest-earning assets fell to 5.93% for the quarter ended March 31, 2004 compared to 6.36% in last year's first quarter, but remained stable with the quarter ended December 31, 2003. The yield on loans receivable increased by 1 basis point to 6.21% for the quarter ended March 31, 2004 compared to the period three months ago, as a result of the decline in loan refinance activity, but declined from 6.88% a year ago. The average cost of interest-bearing liabilities declined to 2.56% in the current quarter, compared to 2.63% for the quarter ended December 31, 2003 and 3.13% in last year's first quarter. The lower funding costs were primarily the result of continued lower deposit liability costs. The cost of deposits declined to 2.05% for the quarter compared to 2.13% for the quarter ended December 31, 2003 and 2.67% for the comparable quarter in 2003. The cost of deposits declined as a result of both an increase in the amount of lower-cost core deposits as a percentage of total deposits, as well as a continuing downward repricing of certificate of deposit accounts.

Non-interest income decreased to $352,000 in the current quarter, compared to $390,000 reported in last year's first quarter. The decrease in non-interest income is primarily due to a $31,000 decrease in deposit related fees, primarily ATM fees due to the Company's closing of two casino boat ATMs. Loan related fees also declined by $26,000 due to reduced loan refinance activity during the quarter as compared to the prior year and service fee income, primarily related to the Company's accounts receivable, serviced by others declined by $22,000 due to repayment during 2003 of approximately $2.0 million of such accounts receivable as well as a slowing in payments on certain receivables. Offsetting these decreases in non-interest was a $13,000 increase in rental income at the Dyer branch office location which is currently fully leased and a $27,000 gain from the excess proceeds on a life insurance policy due to the death of one of the Company's directors. In addition, the Company also incurred a loss of $21,500 in the current quarter compared to a loss of $22,000 in prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $1.07 million in the current quarter compared to $942,000 reported for the quarter ended March 31, 2003. The increase resulted primarily from increased staffing costs during the quarter of $85,000 due to increased compensation and benefit costs (including increased ESOP expense as a result of the increase in the price of the Company's stock between the periods), increased advertising costs of $28,000 to promote the Company's products and services and increased data processing costs of $12,000 due to increased transaction activity.

The Company recorded a provision for loan losses of $26,000 during the quarter as compared to $48,000 during the prior year's quarter. During the current quarter, the Bank recorded $3,000 of net loan recoveries compared to $1,000 of net loan charge-offs in the prior year period. The Bank's general allowance for loan losses was $559,000 at March 31, 2004, which is equal to 34.7% of net non-performing loans and 45.3% of net loans receivable.

Income tax expense totaled $103,000 in the current quarter, an effective tax rate of 28.0%, compared to $144,000 or an effective tax rate of 30.5% for the quarter ended March 31, 2003. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits, which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings period.



BALANCE SHEET AND CAPITAL

Total assets of the Company increased by $5.7 million to $151.7 million at March 31, 2004 from $146.0 million reported at December 31, 2003. The increase in assets during the three-month period resulted primarily from growth in loan balances, which totaled $123.8 million at March 31, 2004 compared to $120.2 million at December 31, 2003, an increase of $3.6 million. In addition, the Company increased its position in purchased accounts receivable by $1.2 million to $3.5 million at March 31, 2004. The growth in assets during the three-month period was funded primarily by an increase in deposit balances, which increased by $4.0 million to $112.3 million at March 31, 2004.

As of March 31, 2004, stockholders' equity in AMB Financial Corp. totaled $12.7 million. The number of common shares outstanding at March 31, 2004 was 971,147 and the book value per common share outstanding was $13.08. This book value represents an $.11 decrease from the $13.19 book value reported at December 31, 2003 due to the repurchase of stock options from the estate of a deceased director and the exercise of stock options from treasury stock resulting in additional shares outstanding. The Bank's tangible, core and risk-based capital percentages of 8.68%, 8.68% and 14.88%, respectively, at March 31, 2004 exceeded all regulatory requirements by a significant margin.

Non-performing assets increased significantly during the past three months totaling $2.64 million or 1.74% of total assets at March 31, 2004 compared to $1.65 million or 1.13% of total assets at December 31, 2003. Of the $1 million increase, two loans totaling some $550,000 were brought current on April 2, 2004. Included in non-performing assets at March 31, 2004, is a $486,000 non-residential participation loan in the process of foreclosure. A specific reserve of $358,000 has been established by management as of this date. In April 2004, this property was sold with proceeds of $90,500 remitted to the Company. Management believes that the remaining balance not specifically reserved of $38,000 will be collected when a final accounting of the property is completed. In addition, one related borrower is past due on a number of loans in the amount of $615,000. Management has authorized the establishment of $71,000 of specific reserves against the unsecured portion of this debt.

During April, the Company became aware of a collection problem with accounts receivable purchased from an architectural firm. It appears that payments from certain of these accounts receivable were diverted and that some of these accounts receivable purchased by the Company are for services that have not yet been performed, which is in violation of the purchase agreement. As of March 31, 2004, the amount purchased and past due from this customer was $533,000. Net of a reserve retained by the Company, the Company's net exposure on this asset was $406,000.

Management is in the process of negotiating a workout arrangement for this asset. This arrangement may involve the conversion of the obligations of the architectural firm into a loan secured by liens on certain real properties owned by such firm and its principal as well as the assignment of revenues from certain projects of the firm.

Based on the above and the possible availability of up to $125,000 from a fraud insurance claim on this asset, management does not anticipate that the Company will experience a material loss on this asset. However, there can be no assurance to whether this will in fact be the case. At March 31, 2004, this asset was classified as non-performing.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services,
(iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses,
(v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines,
(vii) legislation or regulations adversely affecting the Bank or Company, and
(viii) the success of the Company's workout programs for troubled assets.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                         Mar. 31      Dec. 31
                                                          2004         2003
                                                       ----------   ----------
                                                       (Unaudited)


Total assets                                              151,674      145,965
Loans receivable, net                                     123,833      120,209
Mortgage-backed securities                                  2,961        3,155
Investment securities and interest bearing deposits         8,176        7,993
Deposits                                                  112,297      108,334
Borrowed money                                             16,130       16,130
Guaranteed preferred beneficial interest
 in the Company's subordinated debentures                   5,000        5,000
Stockholders' equity                                       12,707       12,520



                            SELECTED OPERATIONS DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                          Three Months Ended
                                                              March 31
                                                          2004         2003
                                                       ----------   ----------

Total interest income                                  $    1,955   $    2,134
Total interest expense                                        839        1,062
                                                       ----------   ----------
 Net interest income                                        1,116        1,072
Provision for loan losses                                      26           48
                                                       ----------   ----------
 Net interest income after provision for
 loan losses                                                1,090        1,024
                                                       ----------   ----------
Non-interest income:
 Fees and service charges                                     217          296
 Rental Income                                                 34           21
 Gains on trading securities                                   42           42
 Loss from investment in joint venture                        (22)         (22)
 Increase in cash surrrender value of life insurance           39           41
 Gain from life insurance proceeds                             27            -
 Other operating income                                        15           12
                                                       ----------   ----------
 Total non-interest income:                                   352          390
                                                       ----------   ----------
Non-interest expense:
 Staffing cost                                                551          466
 Occupancy and equipment costs                                121          117
 Data processing                                              136          124
 Professional fees                                             47           52
 Other                                                        219          183
                                                       ----------   ----------
  Total non-interest expense                                1,074          942
                                                       ----------   ----------
Net income before income taxes                                368          472
                                                       ----------   ----------
Provision for federal & state income taxes                    103          144
                                                       ----------   ----------
Net income                                             $      265   $      328
                                                       ==========   ==========


Earnings per share
  Basic                                                     $0.28        $0.36
  Diluted                                                   $0.26        $0.33


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

                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)

                                                          Three Months Ended
                                                               March 31
                                                          2004         2003
                                                       ----------   ----------
Performance Ratios:
Return on average assets                                     0.72%        0.87%
Return on average equity                                     8.29        11.06
Interest rate spread information:
 Average during period                                       3.37         3.23
 End of period                                               3.27         2.90
Net interest margin                                          3.39         3.19
Efficiency ratio                                            74.47        64.44
Ratio of operating expense to average total assets           2.90         2.49
Ratio of average interest earning assets to average
interest-bearing liabilities:                               1.00x         .99x
Weighted average common shares outstanding:
  Basic                                                   931,030      917,680
  Diluted                                               1,012,977      997,498



                                                           At           At
                                                         Mar.31       Dec. 31
                                                          2004          2003
                                                       ----------   ----------
                                                       (Unaudited)
Quality Ratios:
Non-performing assets to total assets at end of
period                                                       1.74%        1.13%
Allowance for loan losses to non-performing
loans                                                       50.24        65.35
Allowance for loan losses to loans receivable, net           0.86         0.86


Capital Ratios:
Equity to total assets at end of period                      8.38         8.58
Average equity to average assets                             8.63         8.04


Other Data:
Number of full service offices                                  3            3



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

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the quarterly report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending March 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Clement B. Knapp, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date: April 29, 2004                    /s/ Clement B. Knapp
                                        --------------------------
                                        Clement B. Knapp
                                        President and Chief Executive Officer



                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



            In connection with the quarterly report of AMB Financial Corporation (the Company) on Form 8-K for the period ending March 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Daniel T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date: April 29, 2004                    /s/ Daniel T. Poludniak
                                        -----------------------------
                                        Daniel T. Poludniak
                                        Vice President, Treasurer
                                        and Chief Financial Officer